Exhibit 99.1

CONTACT:
Steven P. Eschbach, CFA
203-825-6000
seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter 2005 Results and Accomplishments

Master Energy Services Agreement With Starwood Hotels & Resorts in California
Added $99 Million from Equity Offering
Alliance with POSCO Opens Up Korean Market

Danbury, Conn., March 7, 2005 -- FuelCell Energy, Inc. (NasdaqNM:FCEL) (the Company), a leading manufacturer of stationary fuel cell power plants for commercial and industrial customers, today reported results and accomplishments for the first quarter of fiscal year 2005.

Financial Results

FuelCell Energy reported a net loss to common shareholders for the first quarter of fiscal 2005 of $19.4 million, or $0.40 per basic and diluted share. The reported net loss includes the following items:

•	accrued preferred dividends totaling $1.3 million, or $0.03 per basic and diluted share;
•	a loss from discontinued operations totaling $1.3 million ($0.03 per basic and diluted share) related to exiting certain Canadian facilities; and,
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a $0.9 million ($0.02 per basic and diluted share) asset impairment charge to continuing operations for a planned manufacturing process change expected to result in future uprated product performance and cost reductions.

For comparison purposes, the Company reported a net loss of $28.1 million, or $0.59 per basic and diluted share, during the same quarter of the previous year. First quarter 2004 Adjusted Net Loss, which excludes a one-time charge for purchased in-process research and development, was $15.9 million or $0.34 per basic and diluted share.

Cash, cash equivalents and investments (U.S. Treasuries) on hand as of January 31, 2005 totaled $231.4 million, an increase of $79.0 million over $152.4 million of cash, cash equivalents and investments (U.S. Treasuries) reported at October 31, 2004. During the first quarter of fiscal 2005, the Company received net proceeds of $99.0 million from its sale of Series B Perpetual Convertible Preferred Stock, which was offset by $20.0 million cash used during the three months ended January 31, 2005. Cash consumption during the quarter included $2.8 million for equipment being built for power purchase agreements, $0.5 million for other capital expenditures, and $1.0 million for severance and other consolidation activities related to its former Canadian solid oxide fuel cell (SOFC) operations. Concurrent with the start-up of the two DFC300A power plants for the Santa Barbara power purchase agreement, the Company has applied for approximately $2.7 million in incentive funding from the California Self Generation Incentive Program and the Department of Defense Climate Change Fuel Cell Program.

FuelCell Energy Reports First Quarter 2005 Earnings
March 7, 2005

FuelCell Energy’s consolidated revenue for the first quarter of fiscal 2005 was $7.6 million compared to $7.4 million for the first quarter of fiscal 2004. Components of revenue and costs were as follows:

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Fuel cell product sales were $5.0 million for the first quarter of fiscal 2005 compared to $2.0 million in the same period of a year ago. The increase in product sales and revenues and costs of product sales and revenues was due primarily to the manufacture of power plants for Marubeni and Chevron Energy Solutions customers as well as DFC cell component shipments for MTU. Cost of product sales and revenues were $13.7 million and $7.6 million in the quarters ended January 31, 2005 and 2004, respectively. The ratio of costs to product sales improved from the same quarter of a year ago as the Company recognized savings related to its cost out program. The Company’s product backlog totaled approximately $22.9 million, up from $16.3 million on the same date a year ago. Included in these figures are $1.4 million and $0.7 million, respectively, related to long-term service agreements.

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Research and development contract revenue for the first quarter of fiscal 2005 was $2.5 million compared to $5.4 million in the same period of a year ago. Research and development contract revenues and costs declined with the completion of the U.S. Department of Energy’s (DOE’s) Product Design Improvement and Bath Iron Works contracts, and lower revenues on the Clean Coal and U.S. Navy contracts. Costs of research and development contract revenue were approximately $2.8 million and $7.5 million in the quarters ended January 31, 2005 and 2004, respectively. Research and development contract revenue and costs were primarily related to SOFC development under the DOE’s Solid State Energy Conversion Alliance Program, the combined cycle Direct FuelCell/Turbine® development under DOE’s Vision 21 program, and the Ship Service Fuel Cell contract with the U.S. Navy. The ratio of research and development cost to revenue improved over the same quarter a year ago due to the current mix of cost share contracts. As of January 31, 2005, the Company’s research and development sales backlog totaled approximately $24.7 million of which Congress has authorized funding of $14.4 million.  This compares to research and development sales backlog totaling $25.7 million ($14.8 million funded) as of January 31, 2004.

Administrative and selling expenses were approximately $3.1 million for the quarter compared to $3.7 million in the same period of the prior year. Research and development expenses for the quarter were $5.2 million compared to $5.9 million recorded in the same period of the prior year. These decreases were primarily due to the transfer of the Company’s Canadian SOFC operations to Versa Power Systems (Versa).

Depreciation and amortization expense was $1.9 million for the first quarter of fiscal 2005. The Company recorded a one-time charge totaling $0.9 million, or $0.02 per basic and diluted share, against cost of product sales. This was related to a planned change in manufacturing processes that is expected to increase electrical output (“uprate”) for improved product performance and reduced cost in future periods. In addition, the Company recorded a fixed asset impairment charge and accrued exit costs to discontinued operations totaling $1.3 million, or $0.02 per basic and diluted share, related to excess facilities in Calgary, Alberta, Canada.

Significant Progress in 2005

“The agreement with Starwood Hotels and Resorts is a major move forward for the development of repeatable markets for our DFC products in California, and the addition of POSCO as an alliance partner expands our Asian market to Korea,” said Jerry D. Leitman, Chairman and CEO of FuelCell Energy. “In addition, we strengthened our balance sheet to position us for additional market opportunities for our ‘ultra-clean’ power plants.”

Summary Highlights

Repeat Orders in Key Markets

The Company continues to obtain orders in markets where electricity prices are $.10/kilowatt hour or higher, grid constraints demand alternative solutions, customers are concerned about the reliability and cost of current supply, and where tightening environmental regulation require ultra-clean solutions. Our current global marketing strategy is focused on Japan, California, the Northeastern United States, Korea, Canada, and Europe where these drivers exist.

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Master Energy Services Agreement with Starwood Resorts. FuelCell Energy and Alliance Power entered into a Master Energy Services Agreement (MESA) with Starwood Resorts Worldwide to provide DFC power plants for Starwood properties in California. The first order under the MESA was a one-megawatt fuel cell power plant for the Sheraton San Diego Hotel & Marina, the fourth Starwood hotel powered by DFC power plants.

FuelCell Energy Reports First Quarter 2005 Earnings
March 7, 2005

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DFC 300A Power Plant Ordered by the U.S. Postal Service San Francisco Processing & Distribution Center. In November 2004, the Company received an order for a DFC300A power plant from Chevron Energy Solutions (Chevron) for the U.S. Postal Service San Francisco Processing & Distribution Center. This installation is unique as it combines solar peaking capabilities with the Company’s base load fuel cell. This is the epitome of clean efficient power generation. This follows the October 2004 announcement of a one-megawatt DFC1500 power plant project with Chevron for the Alameda County’s Santa Rita Correctional Facility in Dublin, Calif.

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Alliance with POSCO, One of the Largest Steel Manufacturers in the World. In November 2004, FuelCell Energy and Marubeni Corp. formed an alliance with POSCO, a leading producer of steel for the global markets, to distribute and package DFC power plants in Korea. As part of the agreement, POSCO purchased three 250-kilowatt DFC power plants, with the first being sited at Pohang University of Science and Technology. The Korean Ministry of Commerce, Industry and Energy has committed to install 300 fuel cell units, sized 250-kilowatts to one megawatt, for distributed power generation by 2012.

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Wastewater Treatment Market Expands to Food Processing Facility. Marubeni announced the siting of a DFC300A power plant at the Tokyo ‘Super Eco Town’ project in Japan. This project that will operate on anaerobic digester gas from a food recycling facility expands the Company’s industrial wastewater treatment vertical market segment to food processing.

Renewable Portfolio Markets Emerging

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Renewable portfolio standards that support clean, efficient power generation in the U.S. are growing, with programs in place in 18 states and the District of Columbia. In many instances, the Company’s DFC power plants, including those operating on natural gas, meet the eligibility requirements.

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Recently, Connecticut passed legislation that will require the state’s utilities to generate 100 megawatts of power from renewable technologies contracted by mid-2007 (Project 100). In New York, a renewable energy policy was adopted that will require 3,700 megawatts of generation from renewable technologies. As part of this program, the Long Island Power Authority issued a request for proposal for 10 megawatts of fuel cell power plants for installation in 2006.

Meeting Customer Expectations of Product Performance

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Shipped 1.5 Megawatts of DFC Power Plants and Cell Components. During the first quarter of fiscal 2005, FuelCell Energy shipped four DFC300A power plants, which included two units for Korea, one unit for Japan, and one unit for the Salt River Project in Arizona. In addition, the Company shipped DFC components for two 250-kilowatt stacks for MTU in Germany. In February 2005, the Company shipped the first two DFC300A power plants of four for the one-megawatt Sierra Nevada Brewing Co. project in California.

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Kilowatt Hours At Customer Sites Increased to Over 62 Million. Through February 2005, more than 62 million kilowatt hours of electricity have been generated by fuel cell power plants worldwide incorporating FuelCell Energy’s DFC technology. This is more than double the 27 million kilowatt hours reported a year ago. Approximately 5 percent was generated from the Company’s first megawatt DFC1500 power plant for King County. This increased operating hours at customer sites has provided additional experience for improvement of the performance and availability of DFC power plants. From January 2003 through January 2005, the fleet availability for the FuelCell Energy’s DFC power plants was 87 percent.

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Municipal Wastewater Treatment Market Expands in Santa Barbara. Subsequent to the close of the first quarter of fiscal 2005, two DFC300A power plants began generating power and heat for the El Estero Wastewater Treatment Facility in Santa Barbara, Calif. This is the Company’s eighth wastewater treatment application, which includes FuelCell Energy’s first one-megawatt DFC1500 power plant at King County.

FuelCell Energy Reports First Quarter 2005 Earnings
March 7, 2005

Reducing Product Costs

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First New Sub-Megawatt DFC Power Plant Being Assembled. The Company started assembling its first sub-megawatt power plant incorporating the 2004 value-engineering changes that reduces product cost by 25 percent. Production of these units is scheduled for late summer. The new product design opens up the 250-kilowatt DFC power plant into three separate skids that allows for the introduction of more standard balance of plant components at significantly reduced costs.

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Rolling Three Year Cost Reduction Efforts Ongoing. FuelCell Energy has established a rolling three-year cost-reduction cycle with targets of reducing product costs by 20 to 25 percent each year. The similarity of sub-megawatt and megawatt-class power plants enables value-engineering cost reduction initiatives to apply to all DFC products.

Cash Position Strengthened

FuelCell Energy received net proceeds of $99.0 million from the sale of Series B cumulative perpetual preferred stock for increasing market opportunities for its DFC products. As of January 31, 2005, the Company has over $230 million in cash, cash equivalents and investments (U.S. Treasuries).

About Direct FuelCells

FuelCell Energy’s Direct FuelCells efficiently generate clean electricity at distributed customer locations, including municipal/industrial wastewater treatment facilities, telecommunications/data centers, hotels, universities, manufacturing, hospitals, prisons, federal and grid support. Direct FuelCells convert readily available fuels, such as natural gas or waste gas, to electrical power with greater efficiency than any competing technology of comparable size, including other fuel cells. This high-efficiency technology generates more electric power from less fuel in its size range and has the lowest emissions of any fossil based electric generating technology because the fuel is not burned. DFC power plants can be sited at or near users, and the heat byproduct can be used for cogeneration applications such as district heating, hot water or absorption chilling for air conditioning. Depending upon location, application and load size, the Company’s DFC power plants in a cogeneration configuration can achieve an overall energy efficiency of between 70 and 80 percent. The sub-megawatt fuel cell power plant is a collaborative effort using Direct FuelCell® technology of FuelCell Energy and the Hot Module® balance of plant design of MTU CFC Solutions, GmbH, a subsidiary of DaimlerChrysler.

About FuelCell Energy, Inc.

FuelCell Energy, Inc., based in Danbury, Connecticut, is a world leader in the development and manufacture of high temperature fuel cells for clean electric power generation. The Company has developed commercial distribution alliances for its carbonate Direct FuelCell products with world class companies such as Caterpillar, PPL Energy Plus, Alliance Power, Chevron Energy Solutions and LOGANEnergy in the U.S.; Marubeni Corporation in Asia; MTU CFC Solutions in Europe; and Enbridge Inc. in Canada. FuelCell Energy developed its patented Direct FuelCell technology for stationary power plants with the U.S. Department of Energy through its Office of Fossil Energy's National Energy Technology Laboratory.

FuelCell Energy is also developing next generation high temperature fuel cell products, such as a diesel fueled marine Ship Service Fuel Cell, a combined-cycle DFC/Turbine® power plant and solid oxide fuel cells through its investment in and partnership with Versa Power Systems for applications up to 100 kilowatts. More information is available at http://www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

(Financial tables attached)

FuelCell Energy Reports First Quarter 2005 Earnings
March 7, 2005

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2005	2004
Revenues:
Product sales and revenues	$5,032	$2,028
Research and development contracts	2,522	5,366
Total revenues	7,554	7,394

Costs and expenses:
Cost of product sales and revenues	13,713	7,623
Cost of research and development contracts	2,814	7,471
Administrative and selling expenses	3,130	3,701
Purchased in-process research and development	—	12,200
Research and development expenses	5,233	5,865
Total costs and expenses	24,890	36,860

Loss from operations	(17,336)	(29,466)

License fee income, net	71	67
Interest expense	(42)	(37)
Loss from equity investments	(340)	—
Interest and other income, net	875	918

Net loss from continuing operations before provision for income tax	$(16,772)	$(28,518)

Provision for income taxes	—	—

Net loss from continuing operations	$(16,772)	$(28,518)

Discontinued operations, net of tax	(1,252)	656

Net loss	$(18,024)	$(27,862)

Preferred stock dividends	(1,342)	(240)

Net loss to common shareholders	$(19,366)	$(28,102)

Loss per share basic and diluted:
Continuing operations	$(0.37)	$(0.60)
Discontinued operations	(0.03)	0.01
Net loss to common shareholders	$(0.40)	$(0.59)
Basic and diluted weighted average shares outstanding	48,152,998	47,368,764

FuelCell Energy Reports First Quarter 2005 Earnings
March 7, 2005

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	January 31,
	2005	October 31,
	(Unaudited)	2004
ASSETS
Current assets:
Cash and cash equivalents	$168,744	$45,759
Investments: U.S. treasury securities	51,694	106,636
Accounts receivable, net	7,721	7,599
Inventories, net	13,285	14,619
Other current assets, net	4,007	4,253
Total current assets	245,451	178,866

Property, plant and equipment, net	41,892	42,254
Investments: long-term U.S. treasury securities	10,999	—
Assets held for sale	—	12,344
Equity Investments	13,685	2,125
Other assets, net	673	921
Total assets	$312,700	$236,510

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$562	$539
Accounts payable	5,835	9,526
Accrued liabilities	6,288	5,255
Deferred license fee income	263	37
Deferred revenue	5,700	6,713
Total current liabilities	18,648	22,070

Long-term debt and other liabilities	1,217	1,476
Total liabilities	19,865	23,546

Shareholders’ equity
Preferred stock ($0.01 par value); 200,000 shares authorized at January 31, 2005 and October 31, 2004:

Series B Convertible Preferred Stock; 105,875 shares issued and outstanding at January 31, 2005.	1	—
Common stock ($.0001 par value); 150,000,000 shares authorized and 48,163,474 and 48,132,694 shares issued and outstanding at January 31, 2005 and October 31, 2004, respectively	5	5
Preferred shares of subsidiary	10,181	10,259
Additional paid-in capital	522,825	424,621
Accumulated deficit	(240,177)	(221,921)
Total shareholders’ equity	292,835	212,964

Total liabilities and shareholders’ equity	$312,700	$236,510

FuelCell Energy Reports First Quarter 2005 Earnings
March 7, 2005

FUELCELL ENERGY, INC.
Reconciliation from Reported Net loss and loss per share to
Adjusted net loss and Adjusted loss per share
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2005	2004
Net loss as reported	$(19,366)	$(28,102)

Purchased in-process research and development	—	12,200

Adjusted net loss	$(19,366)	$(15,902)

Basic and diluted loss per share, as reported	$(0.40)	$(0.59)

Purchased in-process research and development	—	0.25

Adjusted basic and diluted loss per share	$(0.40)	$(0.34)

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On November 3, 2003, FuelCell Energy completed the acquisition of Global Thermoelectric Inc. (Global) and combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore FuelCell Energy’s financial data prior to the acquisition have not been restated to include Global's financial data. Global's financial results have been reported in FuelCell Energy’s financial reporting beginning on November 3, 2003.

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"Adjusted Net Loss" and "Adjusted Basic and Diluted Loss Per Share" are defined as reported net loss and reported basic and diluted loss per share excluding the impact of the purchased in-process research and development charge taken in conjunction with the acquisition of Global. These are not GAAP financial measures.

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As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4")”, the portion of the purchase price allocated to in-process research and development (related to Global’s research of Solid Oxide Fuel Cells) of $12.2 million was expensed in the three-month period ended January 31, 2004. Purchased in-process research and development is excluded from Adjusted net loss as this is a one-time charge to the purchase accounting of our acquisition of Global.

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The Company has used non-GAAP pro forma financial measures in analyzing financial results because they provide meaningful information regarding the Company's operational performance and facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.

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These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.